Exhibit 99.1

Cherokee Global Brands Reports Second Quarter Fiscal 2019

Financial Results

Second Quarter Highlights:

•	Revenues of $7.1 million decreased 10%
•	Adjusted EBITDA of $3.1 million increased 97%
•	Net loss from continuing operations of $9.1 million increased 90%
•	SG&A expenses of $4.0 million decreased 37%

Six Month Highlights:

•	Revenues of $12.5 million decreased 15%
•	Adjusted EBITDA of $4.1 million increased 70%
•	Net loss from continuing operations of $11.8 million increased 42%
•	SG&A expenses of $8.3 million decreased 32%

SHERMAN OAKS, CA (September 13, 2018) — Cherokee Global Brands (NASDAQ: CHKE), a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands, today reported financial results for its second fiscal quarter ended August 4, 2018.

Revenues were down 10% for the second quarter reflecting the continuing transition from the Company’s direct-to-retail licenses in the United States to wholesale licenses. This was partially offset by growth in royalty revenues from the Cherokee brand and the Hi-Tec portfolio of brands.  The Company has worked to restructure and rightsize its business operations, resulting in a 37% reduction in ongoing selling, general and administrative expenses and a 97% increase in adjusted EBITDA when compared to the prior year.

During the second quarter, Cherokee Global Brands incurred a restructuring charge of $5.6 million and also incurred $4.0 million of interest and other charges, of which $3.2 million was non-cash, resulting from the refinancing of its credit facility. Other one-time items in the second quarter include a $0.6 million gain on the sale of the Company’s Flip Flop Shops franchise operations.

“It has been a very productive first-half of fiscal 2019,” said Henry Stupp, chief executive officer. “We restructured and realigned our business operations, converted our remaining indirect sales business to a licensing model, shored up our financial and liquidity position, divested non-core assets, and positioned our brands and licensees for future growth. We enter the back half of fiscal 2019 with a streamlined organization, and importantly, an energized sales and marketing focus. We are encouraged by the performance of our expanded licensing network, which is delivering more brands across more categories and in more countries.  While we have much work ahead of us, the team is delivering, and we are optimistic as we enter the second half of fiscal 2019.”

Stupp continued, “Our 360° platform is driving growth in new and exciting areas. Our unique approach enables us to flex both our owned, high-equity brands as well as design and develop exciting products for new and existing retail partners, further leveraging our brand development capabilities. The scalability, relevance and vision of our brands are leading us to be a more agile and responsive company than ever before.  We are confident that this agility will translate into new revenue streams and increased stability in the future. Continued category, partner, channel, and geographic diversification will all remain priorities for our core brands, in addition to reviewing our portfolio for opportunities to divest non-core assets.”

Mr. Stupp added, “Through the successful re-financing of our debt facility in August, we were able to replace our former credit facility in its entirety through a new agreement with Gordon Brothers Finance Company and Gordon Brothers, and increase the participation interests of our subordinated lenders. The new facility increases our financial flexibility, adding over $5 million in liquidity which will support the advancement of our strategic objectives.”

Revenues

Revenues were $7.1 million in the second quarter, a decrease of 10.0% from $7.9 million in the second quarter of the prior year. The year-over-year decline largely reflects the transition of the Company’s Tony Hawk, Cherokee, and the Liz Lange brands in the U.S. from a direct-to-retail (“DTR”) model to new wholesale licensing partners.  The second quarter of the prior year also included Flip Flop Shops, which was sold on June 1, 2018.  Revenues in the second quarter of the prior year from Flip Flop Shops and other terminated licenses were $2.9 million.  These declines were partially offset by royalty revenue increases for the Cherokee and Hi-Tec portfolio of brands.  Revenues from ongoing and new licensees increased 42% in the second quarter compared to the prior year.

Revenues for the first six months of fiscal 2019 were $12.5 million, compared to $14.7 million in the prior year, a decrease of $2.2 million.  Terminated licenses and Flip Flop Shops represented $5.6 million of revenues in the first six months of the prior year.  These declines were partially offset by royalty revenue increases for the Cherokee and Hi-Tec portfolio of brands.  Revenues from ongoing and new licensees increased 37% in the first six months compared to the prior year.

Operating and Nonoperating Expenses

Selling, general and administrative expenses, which comprise the Company’s normal operating expenses, were $4.0 million, compared to $6.3 million in the second quarter of the prior year. The $2.3 million, or 37% year-over-year decrease, reflects reduced headcount, reduced spending on sales and marketing, lower professional fees and a reduction in other operating expenses following the completion of the Hi-Tec integration. Selling, general and administrative expenses for the first six months of fiscal 2019 decreased 32% to $8.3 million, from $12.2 million in the prior year.

During the second quarter, Cherokee Global Brands undertook restructuring efforts to improve organizational efficiencies by eliminating redundant positions and unneeded overseas facilities. In addition, Cherokee Global Brands terminated various consulting and marketing contracts, which resulted in a one-time charge of $5.6 million. These changes helped in establishing a more streamlined organization that will enable the Company to leverage one executive structure to operate and manage the business globally. On a trailing twelve month basis, the Company has reduced its headcount by approximately 35%.

On August 3, 2018, the Company replaced its credit facility and former lender with a new term loan and subordinated promissory notes.  Incremental interest expense of $0.8 million was incurred during the second quarter as a result of this transition, and a noncash charge of $3.2 million was recorded as a component of other expense to write off the remaining unamortized debt issuance costs of the previous loan.

Profitability Measures

Operating loss for the second quarter was $2.4 million, compared to $1.1 million in the second quarter of the prior year. Operating loss during the first six months of fiscal 2019 was $2.6 million, compared to $3.4 million in the prior year.

Net loss from continuing operations was $9.1 million, or $0.65 per diluted share, on 14.0 million shares outstanding, as compared to a net loss from continuing operations of $4.8 million, or $0.37 per diluted share, on 13.0 million shares outstanding in the prior year.  Net loss from continuing operations for the first six months of fiscal 2019 was $11.8 million, or $0.84 per diluted share, on 14.0 million shares outstanding, compared to $8.3 million, or $0.64 per diluted share, on 13.0 million shares outstanding in the prior year.

Adjusted EBITDA increased 97% to $3.1 million, compared to $1.6 million in the second quarter of the prior year.  This improvement was due to the year-over-year decline in selling, general and administrative expenses.  Adjusted EBITDA during the first six months of fiscal 2019 increased 70% to $4.1 million, compared to $2.4 million in the first six months of the prior year.

Balance Sheet

At August 4, 2018, the Company had cash and cash equivalents of $6.7 million, compared to $3.2 million at February 3, 2018. Outstanding borrowings under the Company’s former credit facility totaled $46.1 million and were classified as current obligations at February 3, 2018.  In contrast, $49.1 million of the new term loan and subordinated promissory notes are classified as long-term debt, with $0.8 million reflected as a current obligation at August 4, 2018.

Fiscal 2019 Outlook
The Company is narrowing its guidance for the fiscal year ending February 2, 2019 as follows:

•	Revenues are anticipated to be in the range of $25.0 to $26.5 million
•	Adjusted EBITDA is expected to be in the range of $8.5 to $10.0 million
•	SG&A run rate is expected to approximate $16.5 million, a reduction of $8.9 million from fiscal 2018

Conference Call

The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. ET. To participate in the call, please dial (877) 407-0784 (U.S.) or (201) 689-8560 (international). The earnings call will also be broadcast over the Internet and can be accessed on the Investor Relations section of the Company’s website at http://www.cherokeeglobalbrands.com.  For those unable to participate during the live broadcast, a replay will be available through Thursday, September 27, 2018, at 8:59 p.m. PT / 11:59 p.m. ET.  To access the replay, dial (844) 512-2921 (U.S.) or (412) 317-6671 (international) and use conference ID: 13682764.

About Cherokee Inc.
Cherokee is a global brand marketing platform that manages a growing portfolio of fashion and lifestyle brands including Cherokee®, Carole Little®, Tony Hawk® Signature Apparel and Hawk Brands®, Liz Lange®, Everyday California®, Sideout®, Hi-Tec®, Magnum®, 50 Peaks® and Interceptor®, across multiple consumer product categories and retail tiers around the world. The Company currently maintains license agreements with leading retailers and manufacturers that span approximately 80 countries, with distribution across 20,000+ retail locations and multiple ecommerce platforms.

Safe Harbor Statement
This news release may contain forward-looking statements regarding future events and the future performance of Cherokee Global Brands. Forward-looking statements in this press release include, without limitation, express or implied statements regarding: the Company’s forecasted operating results for fiscal year 2019; the Company’s expectations regarding its new and existing license agreements and the performance of its licensees thereunder; the Company’s ability to sustain necessary liquidity and grow its business; and anticipated market developments and opportunities. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and is based on currently available market, operating, financial and competitive information and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected, including, among others, risks that: the Company and its partners will not achieve the results anticipated in the statements made in this release; global economic conditions and the financial condition of the apparel and retail industry and/or adverse changes in licensee or consumer acceptance of products bearing the Company’s brands may lead to reduced royalties; the ability and/or commitment of the Company’s licensees to design, manufacture and market Cherokee®, Hi-Tec®, Magnum®, 50 Peaks®, Interceptor®, Carole Little®, Tony Hawk® and Hawk Brands®, Liz Lange®, Everyday California® and Sideout® branded products could cause our results to differ from our anticipations; the Company’s dependence on a select group of licensees for most of the Company’s revenues makes us susceptible to changes in those organizations; and the Company’s dependence on its key management personnel could leave us exposed to disruption on any termination of service. A more detailed discussion of such risks and uncertainties are described in the Company’s annual report on Form 10-K filed on April 19, 2018, its periodic reports on Forms 10-Q and 8-K, and subsequent filings with the SEC the Company makes from time to time. Except as required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company’s guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth under the Company’s safe harbor statement. This forecast is made as of the date of this release, and Company undertakes no obligation to update or amend this guidance whether as a result of new information, future events or otherwise.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including Adjusted EBITDA, may be considered non-GAAP financial measures. Cherokee believes this information is useful to investors as a measure of profitability, because it helps us compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization, and the cost of acquiring or disposing of businesses and restructuring our operations.  In addition, the company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the company’s operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as reported by the company may not be comparable to similarly titled amounts reported by other companies. A reconciliation of net loss from continuing operations as reported in our consolidated statements of operations is reconciled to Adjusted EBITDA in tabular form later in this release under the heading “Reconciliation of GAAP to Non-GAAP Financial Data“.

Investor Contact:

Cherokee Global Brands

Steve Brink, CFO

818-908-9868

Addo Investor Relations

Laura Bainbridge/Patricia Nir

310-829-5400

CHEROKEE INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share and per share amounts)

	August 4,	February 3,
	2018	2018
Assets
Current assets:
Cash and cash equivalents	$6,748	$3,174
Accounts receivable, net	5,419	9,805
Other receivables	559	472
Prepaid expenses and other current assets	792	1,258
Current assets of discontinued operations	—	1,868
Total current assets	13,518	16,577
Property and equipment, net	717	1,090
Intangible assets, net	65,014	69,548
Goodwill	16,252	16,352
Accrued revenue and other assets	1,158	30
Total assets	$96,659	$103,597
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,701	$7,205
Other current liabilities	8,668	7,370
Current portion of long term debt	800	46,105
Deferred revenue—current	1,876	2,229
Current liabilities of discontinued operations	155	1,103
Total current liabilities	19,200	64,012
Long term liabilities:
Long term debt	49,145	—
Deferred income taxes	11,242	10,466
Other liabilities	3,230	5,004
Total liabilities	82,817	79,482
Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $.02 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.02 par value, 20,000,000 shares authorized, shares issued 14,045,368 (August 4, 2018) and 13,997,200 (February 3, 2018)	281	280
Additional paid-in capital	75,622	74,377
Accumulated deficit	(62,061)	(50,542)
Total stockholders’ equity	13,842	24,115
Total liabilities and stockholders’ equity	$96,659	$103,597

CHEROKEE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	August 4,	July 29,	August 4,	July 29,
	2018	2017	2018	2017
Revenues	$7,073	$7,868	$12,475	$14,685
Operating expenses:
Selling, general and administrative expenses	3,987	6,300	8,343	12,248
Stock-based compensation	125	558	425	1,094
Business acquisition and integration costs	—	1,776	307	3,822
Restructuring charges	5,615	—	5,615	128
Gain on sale of assets	(571)	—	(571)	—
Depreciation and amortization	330	346	931	791
Total operating expenses	9,486	8,980	15,050	18,083
Operating loss	(2,413)	(1,112)	(2,575)	(3,398)
Other income (expense):
Interest expense	(2,360)	(1,601)	(4,097)	(3,123)
Other income (expense), net	(3,229)	(51)	(3,233)	(232)
Total other expense, net	(5,589)	(1,652)	(7,330)	(3,355)
Loss from continuing operations before income taxes	(8,002)	(2,764)	(9,905)	(6,753)
Provision for income taxes	1,051	2,002	1,889	1,555
Net loss from continuing operations	(9,053)	(4,766)	(11,794)	(8,308)
Income from discontinued operations, net of income taxes	—	143	—	426
Net loss	$(9,053)	$(4,623)	$(11,794)	$(7,882)
Net loss per share:
Basic loss per share from continuing operations	$(0.65)	$(0.37)	$(0.84)	$(0.64)
Diluted loss per share from continuing operations	$(0.65)	$(0.37)	$(0.84)	$(0.64)
Basic (loss) earnings from discontinued operations per share	$—	$0.01	$—	$0.03
Diluted (loss) earnings from discontinued operations per share	$—	$0.01	$—	$0.03
Basic loss per share	$(0.65)	$(0.36)	$(0.84)	$(0.61)
Diluted loss per share	$(0.65)	$(0.36)	$(0.84)	$(0.61)
Weighted average common shares outstanding:
Basic	14,030	12,986	14,014	12,970
Diluted	14,030	12,986	14,014	12,970

CHEROKEE INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL DATA
 (In thousands)

We define Adjusted EBITDA as net income before (i) interest expense, (ii) other (income) expense, net, (iii) provision for income taxes, (iv) depreciation and amortization, (v) gain on sale of assets, (vi) intangible asset impairment loss, (vii) restructuring charges, (viii) business acquisition and integration costs and (ix) stock-based compensation and stock warrant charges.  Adjusted EBITDA is not defined under generally accepted accounting principles (“GAAP”) and it may not be comparable to similarly titled measures reported by other companies.  We use Adjusted EBITDA, along with GAAP measures, as a measure of profitability, because Adjusted EBITDA helps us compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization, and the cost of acquiring or disposing of businesses and restructuring our operations.  We believe it is useful to investors for the same reasons.  Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on our long-term debt, non-operating income or expense items, our provision for income taxes, the effect of our expenditures for capital assets and certain intangible assets, or the costs of acquiring or disposing of businesses and restructuring our operations, or our non-cash charges for stock-based compensation and stock warrants.  A reconciliation from net loss from continuing operations as reported in our condensed consolidated statement of operations to Adjusted EBITDA is as follows:

	Three Months Ended		Six Months Ended
(In thousands)	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net loss from continuing operations	$(9,053)	$(4,766)	$(11,794)	$(8,308)
Provision (benefit) for income taxes	1,051	2,002	1,889	1,555
Interest expense	2,360	1,601	4,097	3,123
Other (income) expense, net	3,229	51	3,233	232
Depreciation and amortization	330	346	931	791
Gain on sale of assets	(571)	—	(571)	—
Restructuring charges	5,615	—	5,615	128
Business acquisition and integration costs	—	1,776	307	3,822
Stock-based compensation and stock warrant charges	125	558	425	1,094
Adjusted EBITDA	3,086	1,568	4,132	2,437